UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2026

GREENWAY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Texas	000-55030	90-0893594
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1521 North Cooper Street, Suite 205

Arlington, Texas 76011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 809-4644

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On June 9, 2026, the Board of Directors (the “Board”) of Greenway Technologies, Inc. (the “Company”) appointed Doug Cogan as President of the Company, effective as of such date. Mr. Cogan will continue to serve as the Company’s Chief Executive Officer.

Other than the Employment Agreement described below, there is no arrangement or understanding between Mr. Cogan and any other person pursuant to which he was selected as President of the Company. There are also no family relationships between Mr. Cogan and any director or executive officer of the Company. Mr. Cogan does not have any direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Chief Executive Officer Employment Agreement

On June 12, 2026 (the “Effective Date”), the Board approved and the Company entered into an executive employment agreement with Doug Cogan (the “Employment Agreement”), effective as of the Effective Date. The Employment Agreement provides for an initial term of three years commencing on the Effective Date, followed by automatic one-year renewal periods unless either party provides at least 60 days prior written notice of non-renewal.

Under the Employment Agreement, Mr. Cogan will receive an annual base salary of $240,000, which the Board may increase by up to 5% annually in its discretion. Further, he will be eligible to receive a discretionary bonus with an initial target of up to 25% of his base salary, subject to performance goals and Board approval. The Employment Agreement further provides that, subject to Board approval, the Company will grant Mr. Cogan an award of 2,500,000 shares of restricted common stock on the terms and conditions determined by the Board. The Company may also grant additional annual equity awards subject to performance vesting conditions in the Board’s sole discretion. Mr. Cogan is also entitled to participate in the Company’s incentive and employee benefit plans applicable to senior executives generally, including medical, dental, vision and term life insurance, as well as the Company’s 401(k) plan, if any, on terms no less favorable than those provided to other senior executives. Mr. Cogan will receive four weeks of paid time off per year and reimbursement of reasonable business expenses, subject to advance Company approval for expenses exceeding $5,000. The Company has also agreed to defend and indemnify Mr. Cogan to the maximum extent permitted by law.

In the event of termination by the Company without Cause or by Mr. Cogan for Good Reason (each as defined in the Employment Agreement), Mr. Cogan will be entitled to receive: (i) accrued compensation through the termination date; (ii) any unpaid earned bonus for the immediately preceding calendar year; (iii) a lump-sum severance payment equal to one times (the “Base Salary Severance Multiplier”) the sum of his base salary in effect at the time Mr. Cogan’s employment terminates and his target bonus for the year of termination; provided, that within one year after, or 90 days prior to, a Change of Control (as defined in the Employment Agreement), the Base Salary Severance Multiplier increases to one and a half times Mr. Cogan’s base salary in effect at the time Mr. Cogan’s employment terminates; (iv) reimbursement of COBRA premiums for 12 months for Mr. Cogan and his family; and (v) accelerated vesting of all unvested equity awards. These severance benefits (other than accrued compensation and the prior-year bonus) are conditioned upon Mr. Cogan’s execution and non-revocation of a release of claims within 60 days following the termination date.

The Employment Agreement also contains customary provisions relating to, among other things, confidentiality, non-competition, non-solicitation, non-interference and non-disparagement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 12, 2026, in connection with the Employment Agreement, the Board approved an award of 2,500,000 shares of common stock to Mr. Cogan consistent with the terms of the Employment Agreement described above. The Stock Award Agreement with Mr. Cogan is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, effective June 12, 2026, by and between Greenway Technologies, Inc. and Doug Cogan.
10.2	Stock Award Agreement with Doug Cogan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 15, 2026

Greenway Technologies, Inc.

		By:	/s/ Ransom B. Jones
		Name:	Ransom B. Jones
		Title:	Chief Financial Officer